EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


THE BOARD OF DIRECTORS
CELGENE CORPORATION:


We consent to the use of our report dated January 30, 2002, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows and for each of the years in the three-year period ended December 31, 2001 and the related consolidated financial statement schedule, which report is based in part on a report of other auditors, incorporated by reference herein and to the reference to our firm under the heading "EXPERTS" in the prospectus.

                                                   /s/ KPMG LLP
                                                   ---------------------
                                                       KPMG LLP



Short Hills, New Jersey
March 27, 2002